EXHIBIT 5.2
[Brownstein Hyatt Farber Schreck, LLP Letterhead]
January 19, 2010
Ameristar Casinos, Inc.
3773 Howard Hughes Parkway
Suite 490S
Las Vegas, Nevada 89169
Ladies and Gentlemen:
     We have acted as special Nevada counsel to Ameristar Casinos, Inc., a Nevada corporation (the “Company”), Cactus Pete’s, Inc., a Nevada corporation (“CPI”), Ameristar Casino Las Vegas, Inc., a Nevada corporation (“ACLVI”), and A.C. Food Services, Inc., a Nevada corporation (“AC Food” and, together with CPI and ACLVI, the “Nevada Subsidiary Guarantors” and, together with the Company, the “Nevada Companies”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”), pursuant to the Registration Statement on Form S-4 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”), of (i) $650,000,000 aggregate principal amount of the Company’s 9 1/4% Senior Notes due 2014 (the “Exchange Notes”), to be issued in exchange for the Company’s outstanding 9 1/4% Senior Notes due 2014, and (ii) the guarantees of the Exchange Notes by each of the Subsidiary Guarantors (as defined below) endorsed upon the Exchange Notes (the “Note Guarantees” and, together with the Exchange Notes, the “Securities”), issued pursuant to that certain Indenture, dated as of May 27, 2009, by and among the Company, certain subsidiaries of the Company party thereto, including the Nevada Subsidiary Guarantors (collectively, the “Subsidiary Guarantors”), and Deutsche Bank Trust Company Americas, as trustee (the “Original Trustee”), as supplemented by that certain First Supplemental Indenture, dated as of December 7, 2009, by and among the Company, the Subsidiary Guarantors, the Original Trustee and Wilmington Trust FSB, as successor trustee (as supplemented to date, the “Indenture”).
     In our capacity as such counsel, we are familiar with the proceedings taken and proposed to be taken by the Nevada Companies in connection with the authorization and issuance of the Securities, all as referenced in the Registration Statement. For purposes of this opinion letter, we have assumed all such proceedings will be timely completed in the manner presently proposed and the terms of such issuance will be in compliance with applicable laws.
     For purposes of rendering this opinion letter, we have made such legal and factual examinations and inquiries, including an examination of such documents, agreements, instruments and corporate records and proceedings as we have deemed necessary or appropriate for purposes of this opinion letter. We have also obtained from officers and other representatives and agents of the Nevada Companies and from public officials, and have relied upon, as to factual matters only, such certificates, representations and assurances as we have deemed necessary and appropriate for the purpose of issuing this opinion letter.

Ameristar Casinos, Inc.
January 19, 2010

     Without limiting the generality of the foregoing, in rendering this opinion letter, we have assumed that (i) each natural person executing a document has sufficient legal capacity to do so; (ii) all documents submitted to us as originals are authentic, the signatures on all documents that we have examined are genuine, and all documents submitted to us as certified, conformed, photostatic, electronic or facsimile copies conform to the original documents; and (iii) all corporate records made available to us by the Nevada Companies, and all public records we have reviewed, are accurate and complete.
     We are qualified to practice law in the State of Nevada. The opinions set forth herein are expressly limited to the effect on the subject transaction only of the internal laws of the State of Nevada, and we do not purport to be experts on, or to express any opinion with respect to the applicability or effect of, the laws of any other jurisdiction or as to matters of local law or the laws of local governmental departments or agencies within the State of Nevada. We express no opinion herein concerning, and we assume no responsibility as to laws or judicial decisions related to, or any orders, consents or other authorizations or approvals as may be required by, any (i) federal laws, rules or regulations, including, without limitation, any federal securities laws, rules or regulations, (ii) state securities or “blue sky” laws, rules or regulations, (iii) foreign laws, rules or regulations or (iv) tax, insolvency, antitrust, pension, employee benefit, environmental, intellectual property, banking, insurance, labor or health and safety laws.
     Based upon the foregoing, and subject to the qualifications, limitations, exceptions, restrictions and assumptions set forth herein, we are of the opinion that:
     1. Each of the Nevada Companies has been duly incorporated and is validly existing as a corporation under the laws of the State of Nevada.
     2. Each of the Nevada Companies has the corporate power and authority to execute, deliver and perform its obligations under the Indenture and the Securities to which it is a party.
     3. Each of the Nevada Companies has duly authorized, executed and delivered the Indenture and the Securities to which it is a party.
     4. No authorization or approval of, or filing with, any governmental authority of the State of Nevada is required under applicable Nevada law to be obtained by the Nevada Companies for the execution and delivery of the Indenture and the Securities, or for the performance by them of their respective obligations thereunder, except those that have been obtained or made on or prior to the date hereof.
     5. The execution and delivery by each of the Nevada Companies of the Indenture and the Securities to which it is a party do not violate (a) any applicable Nevada law or (b) the articles of incorporation and bylaws of the Nevada Companies.
     This opinion letter is based on the current laws of the State of Nevada and the facts in existence on the date hereof. We assume no obligation to update or supplement the opinions set forth herein or to apprise you of any

Ameristar Casinos, Inc.
January 19, 2010

changes in such laws or facts after such time as the Registration Statement is declared effective. No opinions are offered or implied as to any matter, and no inference may be drawn, beyond the strict scope of the specific issues expressly addressed by the opinions set forth herein.
     We consent to your filing this opinion letter as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and to the reference to our firm contained under the heading “Legal Matters.” In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.
Very truly yours,
/s/ Brownstein Hyatt Farber Schreck, LLP